ICOP Digital Reports 2009 Year End Results

Investor Teleconference and Webcast to Begin at 4:15 PM ET Today

LENEXA, KS -- (Marketwire - March 18, 2010) - ICOP Digital, Inc. (NASDAQ: ICOP), an industry-leading company engaged in advanced mobile video technology solutions, today announced financial and operational results for the three and 12 months ended December 31, 2009.

Key Operational Highlights

  ICOP experienced three consecutive quarters of increased revenues in the last three quarters of 2009.

  Availability of early stimulus funds for the purchase of law enforcement equipment has begun to flow to agencies, and is expected to increase based on federally allocated funding.

  81% of all purchase orders processed during the year represented re-orders from existing customers engaged in fleet deployments of the ICOP Model 20/20-W. This compared to 61% in 2008. Based on the estimated number of current customer patrol cars yet to be equipped with the Company's digital surveillance solution, potential future sales to the Company's existing customer base is an estimated $100 million.

  ICOP responded to 45 Requests for Proposals (RFPs) during 2009; of the contracts awarded to date, ICOP has achieved a 47% closing ratio.

  In March of 2009, ICOP announced that it had been awarded a contract to equip vehicles for the Ministry of Interior in Saudi Arabia, with the ICOP Model 20/20-W; ICOP shipped 100 units in support of this pilot deployment project, and integrated servers into five Ministry of Interior headquarters offices and 15 precincts across Riyadh, establishing the platform to support the installation of additional ICOP units. This deployment has proven to be highly successful, and follow-on orders are anticipated in the near future.

  In July 2009, the Company entered into an agreement with JPS Communications Inc., a wholly owned subsidiary of Raytheon Company ("Raytheon"). This five year agreement enables Raytheon to co-brand and market ICOP's mobile video solutions to all of their existing markets, including public safety, fire/EMS, transportation and military customers worldwide. ICOP announced the sale of their first units through this partnership in September 2009 to a strategic location for the U.S. Army in Camp Zama, Japan. Many subsequent orders have been received from Raytheon. Raytheon and ICOP are working together on several large potential projects at this time.

  The Company announced a sale to the Highway Patrol in the State of Querétaro, in Mexico. The Company foresees significant growth in sales to Mexico, in addition to other key global markets for 2010.

  On March 16, 2010, ICOP was issued patent number US 7,680,947 B2 by the U.S. Patent and Trademark office for a technology used in ICOP LIVE™. This is an important differentiating technology as it provides the delivery of real-time situational awareness to an unlimited numbers of simultaneous first responders.

  ICOP 20/20 VISION, a mobile video solution which is managed through the vehicle laptop, was successfully launched in 2009, which was developed in response to market demand from large cities and counties. The product has been well received by the law enforcement community.

  Also in 2009, the Company released an 802.11n wireless upload solution, which provides upload speeds up to four times faster than the older industry-standard 802.11g technology.

  The Company filed a $25 million shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC) on October 16, 2009, which was approved by the SEC on October 23, 2009. The Company has the option of selling securities off this shelf registration statement for three years, but is not required to sell any securities at any time in that three year period. On February 3, 2010, ICOP completed a registered direct offering of 3.5 million shares of our common stock, raising gross proceeds of approximately $1.34 Million, before placement agent's fees and other offering expenses.

ICOP will host a teleconference today, beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company's financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 888-296-4302 or via webcast accessible on www.ICOP.com. For those unable to participate at that time, a replay of the webcast will be available for 90 days at www.ICOP.com.

Financial highlights for the three months ended December 31, 2009 compared to the three months ended December 31, 2008:

  Revenues increased 5% to $2.6 million from $2.5 million.
  Total operating expenses increased 19% to $2.7 million from $2.3 million.
    Sales, general and administrative costs were $2.5 million, up 27% from $2.0 million.
    Research and development costs fell 36% to $186,000 from $293,000.
  Net loss increased to $1.8 million, or $0.08 per basic and diluted share, as a result of an inventory impairment, from $1.5 million, or $0.21 per basic and diluted share.

Financial highlights for the 12-months ended December 31, 2009 compared to the 12-months ended December 31, 2008.

  Revenues totaled $8.4 million, down 22% from $10.9 million.
  Total operating expenses declined 9% to $9.1 million from $10.0 million.
    Sales, general and administrative costs declined $530,000, or 6% year over year.
    Research and development costs dropped 31% to $784,000 from $1.1 million.
  Net loss was $5.5 million, or $0.40 per basic and diluted share, a decrease from $5.9 million, or $0.79 per basic and diluted share.
  Net cash used in operating activities increased 38% to $4.6 million from $3.3 million.
  On June 5, 2009, the Company completed a public offering, generating gross proceeds of approximately $3.4 million.

As of December 31, 2009, ICOP had $3.2 million in cash, cash equivalents and accounts receivable; inventory valued at approximately $2.1 million and prepaid and other expenses of $1.9 million. ICOP's net working capital as of that date was $4.7 million and total shareholders' equity stood at approximately $5.9 million.

Dave Owen, ICOP Chairman and CEO, stated, "While economic conditions were challenging in 2009, ICOP advanced on many fronts throughout the year including: fortifying our sales and management team, expanding our international market presence, cultivating strategic partnerships with Fortune 200 companies and making significant enhancements to our products. We have seen a quarter over quarter increase in sales over the last three consecutive quarters. This focused and consistent commitment to succeed in the market place despite economic obstacles positions ICOP favorably for the coming year."

                       ICOP DIGITAL, INC.
                    Condensed Balance Sheet
                          (Audited)
                                                        December 31,
                                                  ------------------------
                                                      2009         2008
                                                  -----------  -----------
                          Assets
Current assets:
  Cash and cash equivalents                       $ 1,171,943  $    99,192
  Accounts receivable, net of allowances of
   $100,457 and $121,173
   at December 31, 2009 and 2008, respectively      2,009,591    1,775,741
  Inventory, at lower of cost or market             2,094,168    3,568,596
  Prepaid Expenses                                     98,351      209,545
  Other Assets                                      1,759,004      549,867
                                                  -----------  -----------
    Total current assets                            7,133,057    6,202,941

Property and equipment, net of accumulated
 depreciation $1,411,988 and $1,230,779
 at December 31, 2009 and 2008, repsectively        1,463,765    2,024,318

Other assets:
  Deferred patent costs                                95,906       87,621
  Investment, at cost                                  25,000       25,000
  Security deposit                                     18,258       18,258
                                                  -----------  -----------
Total other assets                                    139,164      130,879

                                                  -----------  -----------
Total assets                                      $ 8,735,986  $ 8,358,138
                                                  ===========  ===========

          Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                                $   370,998  $   643,124
  Accrued liabilities                                 476,761      596,854
  Notes payable                                       629,985      780,000
  Due to factor                                       686,965      602,009
  Unearned revenue - current portion                  233,175      178,147
                                                  -----------  -----------
    Total current liabilities                       2,397,884    2,800,134

Other liabilities:
  Unearned revenue - long term portion                420,009      288,836

Shareholders' equity:
Preferred stock, no par value; 5,000,000 shares
 authorized, no shares issued
 and outstanding at December 31, 2009 and 2008              -            -
Common stock, no par value; 50,000,000 shares
 authorized, 23,602,944 and 7,286,385
 issued and outstanding at December 31, 2009 and
 2008, respectively                                36,469,313   30,338,572
Accumulated other comprehensive income                  3,465          272
Retained deficit                                  (30,554,685) (25,069,676)
                                                  -----------  -----------
  Total shareholders' equity                        5,918,093    5,269,168

                                                  -----------  -----------
Total liabilities and shareholders' equity        $ 8,735,986  $ 8,358,138
                                                  ===========  ===========

                           ICOP DIGITAL, INC.
                  Condensed Statements of Operations
                               (Audited)

                                                 Years Ended December 31,
                                                --------------------------
                                                    2009          2008
                                                ------------  ------------
Sales, net of returns and allowances            $  8,423,365  $ 10,859,850
Cost of sales                                      4,689,302     6,689,758
                                                ------------  ------------
    Gross profit                                   3,734,063     4,170,092

Operating expenses:
  Selling, general and administrative              8,302,104     8,830,394
  Research and development                           783,908     1,131,199
                                                ------------  ------------
    Total operating expenses                       9,086,012     9,961,593

Operating Loss                                    (5,351,949)   (5,791,501)

Other income (expense):
  Gain on derecognition of liabilities                52,765             -
  Loss on disposal of property and equipment          (5,830)      (33,361)
  Interest income                                         74        28,589
  Loss on extended warranties                         (1,406)            -
  Interest expense                                  (203,263)     (125,906)
  Other income                                        24,600             -
                                                ------------  ------------

    Loss before income taxes                      (5,485,009)   (5,922,179)

Income tax provision                                       -             -

                                                ------------  ------------
    Net Loss                                    $ (5,485,009) $ (5,922,179)
                                                ============  ============

Basic and diluted net loss per share            $      (0.40) $      (0.79)
                                                ============  ============

Basic and diluted weighted average common
 shares outstanding                               13,550,875     7,472,032

About ICOP Digital, Inc.
ICOP Digital, Inc. (NASDAQ: ICOP) is a leading provider of mobile video solutions (i.e. in-car video) for Law Enforcement, Military, and Homeland Security markets, worldwide. ICOP solutions help the public and private sectors mitigate risks, reduce losses, and improve security through the live streaming, capture and secure management of high quality video and audio. www.ICOP.com

Forward-Looking Statements
 This document contains forward-looking statements. You should not rely too heavily on forward-looking statements because they are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. This, plus other uncertainties and factors described in our most-recent annual report and our most-recent prospectus filed with the Securities and Exchange Commission, could materially affect the Company and our operations. These documents are available electronically without charge at www.sec.gov.

For more information, contact:
Melissa K. Owen, Dir. of Communications
16801 West 116th Street
Lenexa, KS 66219 USA
Phone: (913) 338-5550
Fax: (913) 312-0264
mowen@ICOP.com
www.ICOP.com

For Investor Relations:
DC Consulting, LLC
Daniel Conway, Chief Executive Officer
Phone: (407) 792-3332
investorinfo@ICOP.com
daniel@dcconsultingllc.com